EXHIBIT 99.1

PALO ALTO, Calif., Aug. 18 /PRNewswire-FirstCall/ -- Digital Video Systems, Inc. (Nasdaq: DVID - News), a leading manufacturer of DVD loaders and other DVD-based products, today reported its operating results for the second quarter ended June 30, 2003.

Digital Video Systems, Inc. posted consolidated net revenues of $23,244,000 for the quarter ended June 30, 2003 compared to $42,559,000 for the quarter ended June 30, 2002. Consolidated net loss for the quarter ended June 30, 2003 was $909,000 or $0.13 basic and diluted net loss per share, compared to consolidated net income of $715,000 or $0.12 basic and diluted net income per share for the quarter ended June 30, 2002.

For the six months ended June 30, 2003, the Company posted consolidated net revenues of $50,926,000 compared to $65,426,000 for the six months ended June 30, 2002. The consolidated net loss for the six months ended June 30, 2003 was $2,898,000 or $0.43 basic and diluted net loss per share, compared to consolidated net losses of $2,798,000 or $0.48 basic and diluted net loss per share for the six months ended June 30, 2002.

Although the Company is engaged in development of potential WiFi products and has recently initiated business activities in India, the Company's reported financial results are primarily influenced by the operations of its 51% owned subsidiary, DVS Korea. Management of DVS Korea believes that the results for the quarter reflect a migration of its product offerings from low-margin loader products to a product mix that currently offers higher margins, but lower revenues. Several of the Company's long-term customers who traditionally sourced lower-margin commodity items from DVS have transitioned to now procuring higher-margin key proprietary mechanisms and/or electronic components from the Company, resulting in more favorable margin rates. Management of DVS Korea also believes that new market segments are also being penetrated, such as Home Theater System providers, where proprietary loader technologies offer operational advantages with resulting higher margins.

As disclosed in more detail in the Form 10-Q, the Company's consolidated expenditure on R & D for the six months ended June 30th, 2003, was $2,669,000, reflecting an increase of approximately $1 million over the $1,687,000 expended on R & D during the same period in 2002. The Company will seek to sustain its commitment to R&D, as the Company and its subsidiaries focus their resources on new product opportunities. With its partners, the Company is working towards the development of products such as Wi-Fi based terminals, PDA software and smart phone applications, which will implement H.264, a new video compression standard. The Company believes that the adoption of MPEG 4 AVC Part 10 (a companion video compression standard) in the marketplace will also create opportunities for DVS Korea and DVS India in the DVD player and loader business.

Concurrent with these developments, management of the Company is committed to monitoring its overhead structure and reducing it where possible, as reflected by the relocation during the Quarter to lower cost office space. The Company would also like to increase its oversight of the management of DVS Korea, as feasible, consistent with its participation on the Board of Directors of DVS Korea. Based on statements made by management of DVS Korea, the Company believes that a return to profitability is possible in the fourth quarter of this year following the anticipated introduction of new products by DVS Korea in October.

Shortly following the end of the Quarter, the Company announced that it is initiating business activities in India. The Company does not anticipate that DVS India will materially impact the overall results of the Company until the last Quarter of 2003 or later. The Company's Management is excited about the opportunities presented by the expansion into India and believes that it is a logical extension of the existing operations in Korea and China. The Company would like to maintain sole control over its Indian subsidiary and does not anticipate reducing ownership to below 80%, if at all.

About Digital Video Systems, Inc.

Established in 1992, DVS is a publicly held company specializing in the development and application of digital video technologies enabling the convergence of data, digital audio, digital video and high-end graphics. DVS is headquartered in Palo Alto, California, with subsidiaries and branch offices in South Korea, and China. The Company's strategy is to remain a leading solutions provider at the forefront of the DVD industry.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding future profitability, gross margin rates, the development of DVD players for the automotive market and rewriteable DVD drives for the computing and audio markets, the timing of the introduction of new products, business activities proposed for India and development of potential new products such as those based WiFi technology. Important factors that may cause actual results to differ include, but are not limited to, the timely availability of components, sufficiency of working capital, the impact of competitive products and services, the Company's ability to manage growth and acquisitions of technology or business, the effect of economic and business conditions, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission. Digital Video Systems, Inc. assumes no obligation to update these forward-looking statements, and does not intend to do so.

Digital Video Systems, Inc.
Condensed Consolidated Statements of Operations*
(In Thousands, except Per Share Amounts)
(Unaudited)

                                   Three Months Ended      Six Months Ended
                                        June 30,               June 30,
                                     2003       2002       2003        2002

    Net revenue                    $23,244    $42,559    $50,926     $65,426
    Cost of revenue                 20,304     36,840     47,364      59,574
    Gross margin                     2,940      5,719      3,562       5,852
    Operating expenses:
    Research and development         1,356        784      2,669       1,687
    Sales and marketing                762        489      1,562       1,122
    General and administrative       1,465      1,661      3,489       3,407
    Total operating expenses         3,583      2,934      7,720       6,216
    (Loss) income from operations     (643)     2,785     (4,158)       (364)
    Interest (expense) income, net    (291)      (288)      (543)       (764)
    Other (expense) income            (312)      (997)       587      (1,526)
    (Loss) income before minority
     interest and income taxes      (1,246)     1,500     (4,114)     (2,654)
    Income tax benefit                  (2)       (52)        (2)        (52)
    Minority interest                  339       (733)     1,218         (92)
    Net (loss) income                $(909)      $715    $(2,898)    $(2,798)
    Net (loss) income per share
     - basic and diluted            $(0.13)     $0.12     $(0.43)     $(0.48)
    Weighted average common shares
     and equivalent outstanding      6,832      5,910      6,726       5,889

* Selected quarterly financial information. The information contained herein does not include the full unaudited quarterly financial information. Please see the Company's report on Form 10Q for the quarter ended June 30, 2003 for the unaudited financial information and notes thereto.

Digital Video Systems, Inc.
Condensed Consolidated Balance Sheet*
(In Thousands)

                                                    June 30,       Dec. 31,
                                                      2003           2002
    ASSETS:                                       (Unaudited)
    Current assets:
      Cash and cash equivalents                     $12,007         $12,330
      Restricted cash                                 6,391           5,908
      Accounts receivable, net                        7,622          10,749
      Inventories                                    22,224          25,758
      Marketable debt securities                        419             427
      Prepaid expenses and other current assets       3,231           3,402
      Notes receivable -- related party                 884             884
        Total current assets                         52,778          59,458
    Property and equipment, net                      12,098          11,067
    Intangibles                                         461             587
    Other assets                                        393             315
        Total assets                                $65,730         $71,427

    LIABILITIES AND STOCKHOLDERS' EQUITY:
    Current Liabilities:
      Line of credit                                $26,533         $26,086
      Current portion of long term debt                 191             192
      Notes payable                                   4,482           4,223
      Accounts payable                               10,886          13,592
      Accounts payable -- related party                 515             434
      Accrued liabilities                             2,406           3,325
      Other payable                                     136             234
        Total current liabilities                    45,149          48,086
    Long term liabilities:
      Long term liabilities -- long term debt            --              96
    Total liabilities                                45,149          48,182
    Minority interest                                12,261          13,434
    Stockholders' equity:
      Preferred stock                                    --              --
      Common stock                                        1               1
      Additional paid-in capital                     74,684          73,334
      Accumulated other comprehensive loss            1,505           1,457
      Deferred compensation                             (11)            (20)
      Accumulated deficit                           (67,859)        (64,961)
        Total stockholders' equity                    8,320           9,811
        Total liabilities and stockholders' equity  $65,730         $71,427

* Selected quarterly financial information. The information contained herein does not include the full unaudited quarterly financial information. Please see the Company's report on Form 10Q for the quarter ended June 30, 2003 for the unaudited financial information and notes thereto.

___________

Source: Digital Video Systems, Inc.